Stradley Ronon Stevens & Young, LLP 191 North Wacker Drive, Suite 1601 Chicago, IL 60606 Telephone 312.964.3500 Fax 312.964.3515 www.stradley.com

January 14, 2019

Invesco Exchange-Traded Self-Indexed Fund Trust

3500 Lacey Road

Downers Grove, Illinois 60515

Re:	Registration Statement on Form N-14

Ladies and Gentlemen:

We have acted as counsel to Invesco Exchange-Traded Self-Indexed Fund Trust (the “Trust”), a Delaware statutory trust, in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form N-14 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “1933 Act”). The purpose of the Registration Statement is to register shares to be issued by the Trust in connection with the acquisition of the assets and liabilities attributable to shares of certain series of the Oppenheimer ETF Trust (the “Oppenheimer Funds”), by and in exchange solely for shares of beneficial interest (the “Shares”) of certain series of the Trust (the “Invesco Funds”), as set forth below (the “Transaction”).

Oppenheimer Funds	Invesco Funds
Oppenheimer ESG Revenue ETF	Invesco ESG Revenue ETF

Oppenheimer Russell 1000® Dynamic Multifactor ETF	Invesco Russell 1000® Dynamic Multifactor ETF

Oppenheimer Russell 2000® Dynamic Multifactor ETF	Invesco Russell 2000® Dynamic Multifactor ETF

We have reviewed the Agreement and Declaration of Trust of the Trust (the “Declaration of Trust”) and Amended and Restated By-Laws of the Trust (the “Bylaws”), resolutions adopted by the Trust’s Board of Trustees in connection with the Transaction, the form of Agreement and Plan of Reorganization (the “Reorganization Plan”) for the Transaction, which was approved by the Trust’s Board of Trustees, and such other legal and factual matters as we have deemed appropriate.

This opinion is based exclusively on the provisions of the Delaware Statutory Trust Act, as amended, governing the issuance of shares of the Trust, and does not extend to the securities or “blue sky” laws of the State of Delaware or other states.

We have assumed the following for purposes of this opinion:

1. The Shares of the Trust will be issued in accordance with the Trust’s Declaration of Trust and Bylaws, the Reorganization Plan and resolutions of the Trust’s Board of Trustees relating to the creation, authorization and issuance of the Shares and the Transaction.

Philadelphia, PA • Harrisburg, PA • Malvern, PA • Cherry Hill, NJ • Wilmington, DE • Washington, DC •

New York, NY • Chicago, IL

Invesco Exchange-Traded Self-Indexed Fund Trust

January 14, 2019

2. The Shares will be issued against payment therefor as described in the combined Prospectus/Proxy Statement and the Statement of Additional Information relating thereto included in the Registration Statement and the Reorganization Plan, and that such payment will have been at least equal to the net asset value of such Shares.

On the basis of the foregoing, it is our opinion that Shares to be issued pursuant to the Registration Statement have been duly authorized for issuance by the Trust, and when issued and paid for upon the terms provided in the Registration Statement and the Reorganization Plan, the Shares to be issued pursuant to the Registration Statement will be validly issued, fully paid and non-assessable.

This opinion is rendered solely in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ STRADLEY RONON STEVENS & YOUNG, LLP